EXECUTION VERSION

LIMITED GUARANTY

This LIMITED GUARANTY, dated as of April 2, 2014 (this “Limited Guaranty”), by THE BARING ASIA PRIVATE EQUITY FUND II, L.P. 1, a limited partnership organized and existing under the laws of Guernsey with its registered address at 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL, and THE BARING ASIA PRIVATE EQUITY FUND II, L.P. 2, a limited partnership organized and existing under the laws of Guernsey with its registered address at 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL, (the “Guarantors” and each a “Guarantor”) in favor of Noah Education Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1.	Guarantee.

(a)          To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Guaranteed Party, Rainbow Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party with the Guaranteed Party continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantee to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment when due of 9.1% (the “Guaranteed Percentage”) of (i) the payment obligations of Parent with respect to the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, and (ii) the entire expense reimbursement obligations of Parent to the Guaranteed Party under Section 8.06(c) of the Merger Agreement, in each case subject to the terms and limitations of Section 8.06 of the Merger Agreement (the “Obligations”), provided that in no event shall the Guarantors’ aggregate liability under this Limited Guaranty (exclusive of obligations, if applicable, pursuant to Section 8.06(c) of the Merger Agreement or Section 1(c) below) exceed $546,000 (the “Cap”), it being understood that this Limited Guaranty may not be enforced against the Guarantors without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantors be required to pay to any person under, in respect of, or in connection with this Limited Guaranty, an amount in excess of the Cap, and that the Guarantors shall not have any obligation or liability to any person relating to, arising out of or in connection with this Limited Guaranty or the Merger Agreement other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent has any unsatisfied Obligations, payment of the Guaranteed Percentage of such unsatisfied Obligations by the Guarantors (or by any other person, including Parent or Merger Sub, on behalf of the Guarantors) shall constitute satisfaction in full of the Guarantors’ obligation with respect thereto. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Concurrently with the delivery of this Limited Guaranty, the parties set forth on Schedule A (each an “Other Guarantor”) are also entering into limited guaranties substantially identical to this Limited Guaranty (each, an “Other Guaranty”) with the Guaranteed Party. This Limited Guaranty shall become effective upon the substantially simultaneous signing of each Other Guaranty. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

(b)          Subject to the terms and conditions of this Limited Guaranty, the Guarantors promise and undertake to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. Subject to the terms and conditions of this Limited Guaranty, if Parent fails to pay or cause to be paid the Obligations as and when due and payable pursuant to Section 8.06(b) of the Merger Agreement, as applicable, then the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub remains in breach of its Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantors subject to the Cap.

(c)          The Guarantors agree to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantors assert in any arbitration, litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantors are required to make such payment hereunder.

(d)          In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Guarantors’ Guaranteed Percentage of the Obligations (subject to the Cap) pursuant to Section 1(a), regardless of whether action is brought against Parent, Merger Sub or any Other Guarantor or whether Parent, Merger Sub or any Other Guarantor is joined in any such action or actions.

2.          Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. Subject to the terms hereof, the Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (subject to the Cap) as if such payment had not been made by the Guarantors. This Limited Guaranty is an unconditional guarantee of payment and not of collection. This Limited Guaranty is a primary obligation of the Guarantors and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantors hereunder.

3.	Changes in Obligations; Certain Waivers.

(a)          The Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, make any agreement with Parent, Merger Sub or any Other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other person without in any way impairing or affecting the Guarantors’ obligations under this Limited Guaranty. The Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, any Other Guarantor or any other person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable); (iii) the addition, substitution any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantors with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement) of any person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (vi) the existence of any claim, set-off or other right which the Guarantors may have at any time against Parent or Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (vii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than a discharge of the Guarantors with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a discharge of Parent with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement); or (viii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations.

(b)          The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement or this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a breach by the Guaranteed Party of this Limited Guaranty or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates other than any member of the Buyer Group (other than in connection with the Merger Agreement), including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of the Guarantors’ obligations hereunder. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

(c)          The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby, against the Guarantors or any Non-Recourse Party (as defined in Section 9 herein), except for claims against the Guarantors under this Limited Guaranty (subject to the limitations described herein), and against the Other Guarantors under the Other Guaranties (subject to the limitations described therein). The Guarantors hereby covenant and agree that they shall not institute, directly or indirectly, and shall cause their respective Subsidiaries not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, subject to clause (ii) of the last sentence of clause (d) hereof, that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

(d)          The Guarantors hereby unconditionally and irrevocably waive and agree not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantors’ obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or any Other Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Merger Sub or any Other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guaranty shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guaranty, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guaranty, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guaranty thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guaranty but subject to subsection (v) under Section 3(a), the Guaranteed Party hereby agrees that: (i) to the extent Parent and Merger Sub are relieved of any of their obligations with respect to the Parent Termination Fee or the expense reimbursement obligations of Parent to the Guaranteed Party under Section 8.06(c) of the Merger Agreement, the Guarantors shall be similarly relieved of their obligations under this Limited Guaranty, and (ii) the Guarantors shall have all defenses to the payment of its obligations under this Limited Guaranty (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations, as well as any defenses in respect of fraud or willful misconduct of the Guaranteed Party hereunder or breach by the Guaranteed Party of any of the terms or provisions hereof.

4.          No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other person (including any Other Guarantor) liable for any Obligations prior to proceeding against the Guarantors hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.          Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a)          it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed, and the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)          except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

(c)          assuming due execution and delivery of this Limited Guaranty and the Merger Agreement by the Guaranteed Party, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d)          the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guaranty shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guaranty shall remain in effect in accordance with Section 8 hereof.

6.          No Assignment. Neither the Guarantors nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person, in whole or in part, (except by operation of Law) without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Guarantors may assign their respective rights, interests and obligations hereunder, in whole or in part, without the prior consent of the Guaranteed Party to any Other Guarantor or any Affiliate of such Guarantors. Any attempted assignment in violation of this Section 6 shall be null and void.

7.          Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantors:

Baring Asia Fund Managers II Limited
1 Royal Plaza, Royal Avenue, St Peter Port,
Guernsey GY1 2HL

Attention: Peter Touzeau

Facsimile: +44 (0) 1481 715219

E-mail: Peter.Touzeau@ipes.com

With a copy to each of (which alone shall not constitute notice):

Baring Private Equity Asia Limited

Suite 3801

Two International Finance Centre

8 Finance Street

Central, Hong Kong

Attention: Patrick Cordes

Facsimile: +852 2843 9372

E-mail: PatrickCordes@bpeasia.com

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo

Facsimile: +852 3015 9354

E-mail: Akiko.Mikumo@weil.com

If to the Guaranteed Party, as provided in the Merger Agreement.

8.	Continued Guarantee.

(a)          This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors, their respective successors and assigns until the earliest to occur of (i) all of the Obligations payable under the Limited Guaranty having been paid in full, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee or any portion thereof, and (iv) 90 days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to make payments under Section 8.06 of the Merger Agreement if the Guaranteed Party has not presented a claim for payment of any Obligation to the Guarantors by such 90th day; provided, that such claim shall set forth in reasonable detail the basis for such claim and provided, further, that if the Guaranteed Party has presented such claim to the Guarantors by such date, this Limited Guaranty shall terminate upon the date such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 10. The Guarantors shall have no further obligations under this Limited Guaranty following termination in accordance with this Section 8.

(b)          Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guaranty (i) that the provisions of Section 1 hereof with respect to the Cap or that the provisions of Sections 8, 9, 10, 13 or 15 of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantors are liable in excess of or to a greater extent than the Guaranteed Percentage of any Obligation, or (iii) any theory of liability against the Guarantors or any Non-Recourse Parties (as defined below) with respect to the Merger Agreement, this Limited Guarantee, or the transactions contemplated by the Merger Agreement, other than as provided in Section 9 below, then (i) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantors have previously made any payments under this Limited Guaranty, they shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantors nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement, the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

9.          No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party agrees and acknowledges that (i) no person (other than the Guarantors and any permitted assignees hereof) has any obligations hereunder and that, notwithstanding that the Guarantors may be a partnership or limited liability company, (ii) the Guaranteed Party has no right of recovery under this Limited Guaranty or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 6), members, managers, or general or limited partners of any of the Guarantors, Parent, Merger Sub or any Other Guarantor, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 6), agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (iii) the only rights of recovery and claims that the Guaranteed Party has in respect of the Merger Agreement or the transaction contemplated thereby are its rights to recover from, and assert claims against, (A) Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, (B) the Guarantors (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guaranty (subject to the Cap and the other limitations described herein), and (C) the Other Guarantors pursuant to and subject to the limitations set forth in the Other Guaranties; provided that in the event either of the Guarantors (x) consolidate with or merge with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of such Guarantor’s remaining net assets plus uncalled capital is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantors fail to satisfy their payment obligations hereunder and only to the extent of the liability of the Guarantors hereunder. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Other than as expressly provided under Section 9.07 of the Merger Agreement, recourse against the Guarantors under and pursuant to the terms of this Limited Guaranty and against the Other Guarantors pursuant to the terms of the Other Guarantees shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Merger Sub. Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantors, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantors, Parent, Merger Sub or the Other Guarantors or their respective successors and assigns under the Merger Agreement, this Limited Guaranty or the Other Guaranties shall be Non-Recourse Parties.

10.         Governing Law; Dispute Resolution; Jurisdiction. This Limited Guaranty shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising under the laws of the State of New York out of or relating to this Limited Guaranty shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the laws of the State of New York out of or relating to this Limited Guaranty brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Limited Guaranty and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guaranty and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Limited Guaranty, or the subject matter hereof, may not be enforced in or by such courts.

11.         Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Limited Guaranty or the transactions contemplated by this Limited Guaranty.

12.         Counterparts. This Limited Guaranty may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13.         No Third Party Beneficiaries. Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

14.         Confidentiality. This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors; provided that the parties may disclose the existence and content of this Limited Guaranty to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement and the Guarantors may disclose it to any Non-Recourse Party who needs to know of the existence of this Limited Guaranty and is subject to the confidentiality obligations set forth herein.

15.	Miscellaneous.

(a)          This Limited Guaranty, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including, without limitation, the Equity Commitment Letter and the Other Guaranties, contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing.

(b)          Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8 and 9 and this Section 15(b).

(c)          The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

(d)          All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantors have caused this Limited Guaranty to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GUARANTORS:

THE BARING ASIA PRIVATE EQUITY FUND II, L.P. 1

By:	Baring Asia Fund II (GP) LP
acting as its general partner

By:	Baring Asia Fund Managers II Limited
acting as its general partner

By:	/s/ P. H. Touzeau
Name:	P. H. Touzeau
Title:	Director

By:	/s/ Barry McClay
Name:	Barry McClay
Title:	Director

THE BARING ASIA PRIVATE EQUITY FUND II, L.P. 2

By:	Baring Asia Fund II (GP) LP
acting as its general partner

By:	Baring Asia Fund Managers II Limited
acting as its general partner

By:	/s/ P. H. Touzeau
Name:	P. H. Touzeau
Title:	Director

By:	/s/ Barry McClay
Name:	Barry McClay
Title:	Director

[Signature Page to Baring Limited Guaranty]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

NOAH EDUCATION HOLDINGS LTD.

By:	/s/ Dora Li
Name: Dora Li
Title: Chief Financial Officer

[Signature Page to Baring Limited Guaranty]

SCHEDULE A

Other Guarantors

Mr. Dong Xu

Mr. Benguo Tang

Mr. Xiaotong Wang

Ms. Siyuan Du

Mr. Qicai Du

Morgan Stanley Private Equity Asia IV Holdings Limited

[Schedule A to Baring Limited Guaranty]